Exhibit 99.2


FOR IMMEDIATE RELEASE

                         Media Contact: Kathleen W. Lawrence
                                        Director of Corporate
                                        Communication
                                        (540) 896-0406

BROOKSHIRE NAMED VICE PRESIDENT OF ADMINISTRATION

Broadway, Virginia, November 12, 1998- WLR Foods, Inc. (NASDAQ: WLRF) today announced the promotion of Jane Taylor Brookshire to the position of Vice President of Administration. Mrs. Brookshire has been WLR Foods' Vice President of Human Resources since 1994. She joined WLR Foods in 1989 as Director of Human Resources. Her prior experience included eleven years with Holly Farms Foods, Inc. and several years in mathematics education and supervision on the secondary and college levels.

"Jane Brookshire's management skills and business acumen have long been recognized by all who have worked with her, and today I am pleased to announce that the scope of her responsibilities is being expanded considerably," said James L. Keeler, President and Chief Executive Officer.

Among Mrs. Brookshire's responsibilities will be human resources, including employee relations, compensation and benefits, risk management, health and safety, training and development, as well as information services. Additionally, in her role as Corporate Secretary, she oversees shareholder services.

Actively involved in many community and civic activities, Mrs.
Brookshire serves on the Boards of Directors of James Madison
University Research and Development Center, Blue Ridge Community
College Foundation, Rockingham Development Commission, and the
Harrisonburg - Rockingham County United Way. In 1997, Mrs. Brookshire was selected as Professional Woman of the Year by the Working Women's Forum.

A graduate of University of North Carolina University at Greensboro with a bachelor of arts degree in Mathematics, she also earned an MBA degree from Southern Illinois University and is a Certified Employee Benefit Specialist from the Wharton School of Business.

WLR Foods is a fully integrated provider of high quality turkey and chicken products primarily under the Wampler Foods(R) brand. It is nationally ranked as the seventh largest poultry processor by sales volume and is an international leader in poultry exports. WLR Foods has processing operations in Virginia, North Carolina, West Virginia, and Pennsylvania.

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